Filed Pursuant to Rules 424(b)(3) and 424(c)
Registration Statement No. 333-153552

Prospectus Supplement No. 9

to

Prospectus Dated July 1, 2009

BILLMYPARENTS, INC. (formerly known as SOCIALWISE, INC.)

We are supplementing our Prospectus dated July 1, 2009, as originally filed as part of our Registration Statement on Form S-1 (Reg. No. 333-153552) with the Securities and Exchange Commission (the “Commission”) on August 1, 2008, as amended by that certain Pre-Effective Amendment No. 4 to the Form S-1 on Form S-1/A, as filed with the Commission on May 18, 2009 (and effective as of July 2, 2009), as supplemented from time to time, relating to the resale by certain selling stockholders of up to 2,334,849 shares of common stock (the “Prospectus”), to provide information contained in our Quarterly Report on Form 10-Q filed with the Commission on May 11, 2011 for the quarterly period ended March 31, 2011, a copy of which is attached hereto (without exhibits) and incorporated herein by reference.

You should read this Prospectus Supplement No. 8 in conjunction with the Prospectus which is required to be delivered with all supplements thereto. This Prospectus Supplement No. 8 is qualified by reference to the Prospectus and any earlier supplement, except to the extent the information in this supplement updates or supersedes the information contained in the Prospectus or earlier supplement.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS FOR A DISCUSSION FOR THE RISKS ASSOCIATED WITH OUR BUSINESS.

QUARTERLY REPORT ON FORM 10-Q

On August 9, 2011, we filed the attached quarterly report on Form 10-Q for the quarterly period ended June 30, 2011 with the Commission.

---------------------------

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 9 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 9, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

[X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended: June 30, 2011

[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from N/A to N/A

Commission file number: 000-27145

BILLMYPARENTS, INC. (formerly known as SOCIALWISE, INC.)

(Name of small business issuer in its charter)

Colorado	33-0756798
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6440 Lusk Blvd., Suite 200
San Diego California	92121
(Address and of principal executive offices)	(Zip Code)

(858) 677-0080

(Issuer’s telephone number, including area code)

Indicate by check mark whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ¨    No  ¨

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐

Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)

Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

At August 8, 2011, there were 84,458,392 shares outstanding of the issuer’s common stock (registered shares trading under the symbol BMPI), the only class of common equity.

Transitional Small Business Disclosure Format (Check one):  Yes  ☐   No  ☒

TABLE OF CONTENTS

PART I: Financial Information

Item 1 –

Financial Statements

Condensed Consolidated Balance Sheets as of June 30, 2011 (unaudited) and September 30, 2010

Condensed Consolidated Statements of Operations (unaudited) for the three and nine months ended June 30, 2011 and 2010

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended June 30, 2011 and 2010

Notes to Condensed Consolidated Financial Statements (unaudited)

Item 2 –

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 3 –

Quantitative and Qualitative Disclosures about Market Risk

Item 4 –

Controls and Procedures

PART II: Other Information

Item 1 –

Legal Proceedings

Item 1A –

Risk Factors

Item 2 –

Sales of Unregistered Securities and Use of Proceeds

Item 3 –

Defaults upon Senior Securities

Item 4 –

(Removed and Reserved)

Item 5 –

Other Information

Item 6 –

Exhibits

Signatures

Exhibits

FORWARD LOOKING STATEMENTS

In addition to historical information, this Quarterly Report on Form 10-Q may contain statements relating to future results of BillMyParents, Inc. (formerly known as Socialwise, Inc.) (including certain projections and business trends) that are “forward-looking statements.” Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, without limitation, statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results or achievements of the Company to be materially different from any future results or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, those set forth herein and those detailed from time to time in our other Securities and Exchange Commission (“SEC”) filings including those contained in our most recent Form 10-K. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Also, there can be no assurance that the Company will be able to raise sufficient capital to continue as a going concern.

BILLMYPARENTS, INC. (formerly known as SOCIALWISE, INC.)
Condensed Consolidated Balance Sheets

	June 30, 2011 (Unaudited)	September 30, 2010

Assets
Current assets:
Cash and cash equivalents	$4,542,329	$730,361
Prepaid interest and financing costs	-	59,162
Other current assets	120,982	88,734

Total current assets	4,663,311	878,257

Property and equipment, net of accumulated depreciation of
$41,771 ($31,861 - September 30, 2010)	1,155	11,065
Other assets	5,052	5,052

	$4,669,518	$894,374

Liabilities and Stockholders' Equity (Deficiency)

Current liabilities:
Accounts payable and accrued liabilities	$1,242,324	$225,163
Accrued interest	-	9,248
Accrued and deferred personnel compensation	65,072	65,072
Notes payable	-	1,221,305
Derivative liabilities	981,342	870,321

Total current liabilities	2,288,738	2,391,109

Commitments and contingencies

Stockholders’ equity (deficiency):
Series A convertible preferred stock; $0.001 par value; 10,000,000 shares authorized; 7,130 shares issued and outstanding
(8,120 - September 30, 2010)	7	8
Common stock; $0.001 par value; 300,000,000 shares authorized; 83,858,392
shares issued and outstanding (52,756,295 - September 30, 2010)	83,858	52,756
Additional paid-in capital	29,696,687	17,731,817
Accumulated deficit	(27,399,772)	(19,281,316)

Total stockholders' equity (deficiency)	2,380,780	(1,496,735)

	$4,669,518	$894,374
See accompanying notes.

BILLMYPARENTS, INC. (formerly known as SOCIALWISE, INC.)
Condensed Consolidated Statements of Operations (unaudited)
For the three and nine months ended June 30, 2011 and 2010

	For the three months ended June 30,		For the nine months ended June 30,
	2011	2010	2011	2010

Revenues	$16,046	$2,119	$22,800	$4,083
Cost of revenues	13,935	1,264	18,768	4,315

Gross margin	2,111	855	4,032	(232)

Operating expenses:
Selling and marketing	3,140,091	602,986	4,505,282	1,865,198
Operations, general and administrative	1,078,686	1,066,071	3,704,976	2,864,534

Total operating expenses	4,218,777	1,669,057	8,210,258	4,729,732

Loss from operations	(4,216,666)	(1,668,202)	(8,206,226)	(4,729,964)

Nonoperating income (expense):
Interest expense	-	(74,150)	(133,379)	(273,803)
Interest income	3,568	180	8,245	949
Change in fair value of derivative liabilities	(56,697)	-	212,904	-

	(53,129)	(73,970)	87,770	(272,854)

Net loss and comprehensive net loss	$(4,269,795)	$(1,742,172)	$(8,118,456)	$(5,002,818)

Basic and diluted net loss per share	$(0.06)	$(0.04)	$(0.12)	$(0.11)

Basic and diluted weighted average common shares
outstanding used in computing net loss per share	77,274,700	48,665,146	68,171,744	47,374,797

See accompanying notes.

BILLMYPARENTS, INC. (formerly known as SOCIALWISE, INC.)
Condensed Consolidated Statements of Cash Flows (unaudited)
For the nine months ended June 30, 2011

	2011	2010

Cash flows from operating activities:
Net loss	$(8,118,456)	$(5,002,818)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation expense	9,910	10,731
Stock based compensation	1,482,197	2,281,627
Services rendered in exchange for common stock and warrants	948,800	786,032
Change in fair value of derivative liabilities	(212,904)	-
Amortization and accretion of interest expense	127,811	272,303
Changes in operating assets and liabilities:
Other assets	(32,248)	(18,960)
Accounts payable and accrued liabilities	1,017,160	37,444
Accrued and deferred personnel compensation	-	(26,099)

Cash flows from operating activities	(4,777,730)	(1,659,740)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants	9,342,418	1,810,390
Repurchase of common stock	(400,000)	(375,000)
Repayments of note payable	(352,720)	60,607

Cash flows from financing activities	8,589,698	1,495,997

Change in cash and cash equivalents during period	3,811,968	(163,743)

Cash and cash equivalents, beginning of period	730,361	322,215

Cash and cash equivalents, end of period	$4,542,329	$158,472

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$5,568	$1,500

Noncash investing and financing transactions:
Conversion of convertible note payable	$863,017	$-
Common stock issued in connection with note payable	$-	$56,750

See accompanying notes.

BillMyParents, Inc. (formerly known as Socialwise, Inc.)

Notes to Condensed Consolidated Financial Statements (unaudited)

1.

Basis of Presentation

BillMyParents, Inc. (formerly known as Socialwise, Inc., hereinafter referred to as “we” or “the/our Company”) is a Colorado corporation.  Through our operating subsidiary incorporated in the state of California (“BillMyParents-CA”), we seek to facilitate online and traditional retail commerce through payment systems linking parents to young people.  We are a publicly traded company trading on the OTC Markets (OTCQB) under the symbol “BMPI.”  The accompanying consolidated financial statements include the accounts of our Company and BillMyParents-CA as of and through June 30, 2011.  All intercompany amounts have been eliminated in consolidation.

We have prepared the accompanying unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements.  In the opinion of our management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.  Operating results for the three and nine months ended June 30, 2011 are not necessarily indicative of the results that may be expected for the entire year.  For further information, see our consolidated financial statements and related disclosures thereto for the year ended September 30, 2010 in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 29, 2010.

Our condensed consolidated financial statements have been prepared assuming that we will continue as a going concern.   However, our auditors raised concerns about our ability to continue as going concern in their opinion on our financial statements at and for the year ended September 30, 2010.  Additionally, we have incurred net losses, had a deficit in stockholders’ equity as of September 30, 2010 and have yet to establish profitable operations. These factors among others create a substantial doubt about our ability to continue as a going concern.  In response to our Company’s cash needs, through the date of this report we raised additional cash through the sale of common stock and warrants as described in our footnotes that follow.  All additional amounts raised will be used for our future investing and operating cash flow needs.

Although we currently estimate that we have sufficient funds to maintain our Company’s operations one year from the date of our financial statements included herein, there remains uncertainty in the event of lower than planned levels or revenues and gross margin or due to unforeseen costs or expenses that may arise.  This uncertainty could have an adverse effect on our ability to continue as a going concern through or significantly beyond September 30, 2011.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Certain reclassifications have been made to the balances at September 30, 2010 to conform to the current year’s presentation.

2.

Summary of Significant Accounting Policies

Our condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue at the time a product or service is purchased or contracted for by customers, the product has been shipped or the service rendered, the selling price and our commission for the transaction is fixed, collection is reasonably assured and when both title and risk of loss transfers to the customer, provided no significant obligations remain.  Cash to be received in advance of the satisfaction of the criteria for revenue recognition will be deferred until such time as the criteria are satisfied.  We do not anticipate collecting sales taxes in the future in connection with our products or services.  Customer cash balance activity in connection with prepaid debit cards is not recorded as a component of our Company’s revenues or expenses.

BillMyParents, Inc. (formerly known as Socialwise, Inc.)

Notes to Condensed Consolidated Financial Statements (unaudited)

Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, also provides guidance on the application of generally accepted accounting principles to selected revenue recognition issues.  We believe that our revenue recognition policies are appropriate and in accordance with generally accepted accounting principles and Accounting Standards Codification (“ASC”) Topic 605.

Cash and cash equivalents

We consider all investments with an original maturity of three months or less to be cash equivalents.  Cash equivalents primarily represent funds invested in money market funds, bank certificates of deposit and U.S. government debt securities whose cost equals fair market value.

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. We have never experienced any losses related to these balances. All of our non-interest bearing cash balances were fully insured at June 30, 2011 due to a temporary federal program in effect through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning January 1, 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets (generally three to five years).  Costs incurred for maintenance and repairs are expensed as incurred and expenditures for major replacements and improvements are capitalized and depreciated over their estimated remaining useful lives.

Valuation of Long-Lived Assets

We record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the estimated fair value of the assets.

Income Tax Expense Estimates and Policies

As part of the income tax provision process of preparing our financial statements, we are required to estimate our Company’s provision for income taxes.  This process involves estimating our current tax liabilities together with assessing temporary differences resulting from differing treatments of items for tax and accounting purposes.  These differences result in deferred tax assets and liabilities.  Management then assesses the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent believed that recovery is not likely, a valuation allowance is established.  Further, to the extent a valuation allowance is established and changes occur to this allowance in a financial accounting period, such changes are recognized in our tax provision in our consolidated statement of operations.  We use our judgment in making estimates to determine our provision for income taxes, deferred tax assets and liabilities and any valuation allowance is recorded against our net deferred tax assets.

There are various factors that may cause these tax assumptions to change in the near term, requiring us to write down deferred tax assets or establish tax reserves.  We recognize the benefit of an uncertain tax position taken or expected to be taken on our income tax returns if it is “more likely than not” that such tax position will be sustained based on its technical merits.

Stock Based Compensation

We account for stock based compensation arrangements through the measurement and recognition of compensation expense for all stock based payment awards to employees and directors based on estimated fair values.  We use the Black-Scholes option valuation model to estimate the fair value of our stock options and warrants at the date of grant.  The Black-Scholes option valuation model requires the input of subjective assumptions to calculate the value of options and warrants.  We use historical company data among

BillMyParents, Inc. (formerly known as Socialwise, Inc.)

Notes to Condensed Consolidated Financial Statements (unaudited)

other information to estimate the expected price volatility and the expected forfeiture rate and not comparable company information, due to the lack of publicly traded companies that exist in our industry.

Derivatives

We account for certain of our outstanding warrants as derivative liabilities, in accordance with newly issued guidance effective with our fiscal year ending September 30, 2010.  These derivative liabilities were determined to be ineligible for equity classification due to provisions of the respective instruments that could result in an adjustment to their conversion or exercise prices.  Derivative liabilities totaled $981,342 and $870,321 at June 30, 2011 and September 30, 2010, respectively, and included additional instruments issued during the three months ended December 31, 2010 totaling $323,925.

We record changes to the fair value of our instruments accounted for as derivative liabilities as other income (in the event that their value decreases) or as other expense (in the event that their value increases) on our statement of operations.  In general, we will record income when the market value of our common stock decreases and will record expense when the value of our stock increases.  The fair value of these liabilities is estimated using option pricing models that are based on the individual characteristics of our warrants, preferred and common stock, the derivative liability on the valuation date as well as assumptions for volatility, remaining expected life, risk-free interest rate and, in some cases, credit spread.

Net Loss per Share

We calculate basic earnings per share (“EPS”) by dividing our net loss by the weighted average number of common shares outstanding for the period, without considering common stock equivalents.  Diluted EPS is computed by dividing net income or net loss by the weighted average number of common shares outstanding for the period and the weighted average number of dilutive common stock equivalents, such as options and warrants.  Options and warrants are only included in the calculation of diluted EPS when their effect is dilutive.  Potentially dilutive securities totaling 2,300,532 and 4,085,259 shares through June 30, 2011 were excluded from historical diluted earnings per share on a primary and fully diluted basis, respectively, due to their anti-dilutive effect.

Financial Instruments

Our financial instruments are cash and cash equivalents, accounts payable and notes payable. The recorded values of cash and cash equivalents and accounts payable approximate their fair values based on their short-term nature.  The notes payable approximate fair value given their current terms and market interest rates.

Advertising

We expense advertising costs as incurred.  We have no existing arrangements under which we provide or receive advertising services from others for any consideration other than cash.  Advertising expenses totaled $801,917 and $1,449,815 for the three and nine months ended June 30, 2011, respectively ($16,066 and $55,514, respectively in 2010).

Litigation

From time to time, we may become involved in disputes, litigation and other legal actions.  We estimate the range of liability related to any pending litigation where the amount and range of loss can be estimated.  We record our best estimate of a loss when the loss is considered probable.  Where a liability is probable and there is a range of estimated loss with no best estimate in the range, we record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the range of loss can be reasonably estimated.  As of the date of this quarterly report, we are currently not involved in disputes, litigation and other legal actions.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued additional guidance which requires an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity.  The primary

BillMyParents, Inc. (formerly known as Socialwise, Inc.)

Notes to Condensed Consolidated Financial Statements (unaudited)

beneficiary of a variable interest entity is that the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance, and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.  The guidance also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity.  The new guidance was effective for our Company beginning October 1, 2010 and had no impact on our financial statements.

In October 2009, the FASB issued new accounting guidance for revenue recognition with multiple deliverables. The new guidance affects the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, the guidance modifies the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of revenue recognition in accounting for multiple deliverable arrangements. The new guidance was effective for our Company beginning October 1, 2010 and had no impact on our financial statements.

3.

Issuances of common stock and warrants

During the nine months ended June 30, 2011, we entered into subscription agreements with 46 accredited investors pursuant to which we issued 26,455,875 shares of our common stock and warrants to purchase an additional 4,804,406 shares of our common stock with an exercise price of $0.60 per share for periods of two to five years after the date of their issuance and warrants to purchase an additional 19,437,500 shares of our common stock with an exercise price of $0.40 per share for five years after their date of issuance, in exchange for gross proceeds totaling $10,582,350 ($9,342,418 net of cash commissions and related expenses totaling $1,239,932).  We also issued warrants to purchase up to a total of up to 3,727,810, 1,150,000 and 46,844 shares of our common stock with exercise prices of $0.60 per share to Maxim Group LLC (“Maxim”), Equity Source Partners, LLC (“ESP”) and others, respectively, who assisted us in connection with the transactions.  Included in the above amounts were shares of our common stock and warrants to purchase common stock purchased directly or indirectly by a member of our Board of Directors since March 2011, Mr. Isaac Blech, of 20,000,000 and 18,125,000, respectively.

On November 24, 2010, we received notice from Mr. Blech, the holder of a convertible note payable issued in August 2010 with an outstanding principal balance of $1 million (unaccreted face value of $818,648 at September 30, 2010) of his election to convert the note into 2,500,000 shares of the Company’s common stock at a price of $0.40 per share.  At conversion as provided in the Convertible Note Purchase Agreement with Mr. Blech, he was issued a warrant to purchase up to an additional 1,250,000 shares of our Company’s restricted common stock at an exercise price of $0.40 per share (he previously received a warrant to purchase up to 625,000 shares of common stock at $0.40 per share at the inception of the note).  In addition, our Company agreed to issue Mr. Blech a warrant to purchase up to 62,500 additional shares of common stock at an exercise price of $0.40 per share to reflect the interest due to him under the terms of the Note from inception to its scheduled maturity on February 13, 2011.  We paid additional fees to Maxim in connection with the conversion that included cash of $50,000 and five-year warrants to purchase up to 250,000 shares of our Company’s common stock at $0.60 per share.  We also issued a five year warrant to purchase up to 350,000 shares of our common stock for $0.60 per share to ESP.

4.

Investment Related Services Agreements

Finder Services

We entered into a Finder Agreement (“Finder Agreement”) effective June 1, 2008 with SPN Investments, Inc. (“SPN”).  The Finder Agreement called for SPN or its designees to be paid a finder’s fee (in cash or shares of our Company’s equity securities) of 10% of all debt or equity funds raised by the Company where SPN acts as a Finder.  The Finder Agreement (as amended and supplemented as of August 12, 2009) also called for the issuance to SPN of up to 500,000 of our Company’s restricted common shares along with five year warrants to purchase 175,000 shares of common stock with an exercise price of $1 per share.  SPN received one share of common stock for each $10 of gross proceeds raised from sales of our Company’s preferred or common stock; up to a maximum of 500,000 shares of common stock (100,500 shares of the remaining total consideration of 500,000 shares were earned during the three months ended December 31, 2009 and accounted for as an issuance cost in consideration with the shares sold).

BillMyParents, Inc. (formerly known as Socialwise, Inc.)

Notes to Condensed Consolidated Financial Statements (unaudited)

Investment Related Services

During the three months ended December 31, 2010, we issued 500,000 shares of our common stock to Kay Holdings, Inc. (“Kay”) in connection with the fundings occurring as described above. Kay and SPN have a common principal officer.  On December 29, 2010, we entered into an Investor Relations Services agreement with Kay for the provision of investor relations services through (as modified) March 31, 2011 in exchange for 1,500,000 shares of our common stock.  We recognized a charge to general and administrative expense for these shares tendered totaling $600,000 during the three months ended March 31, 2011.

During December 2009, we issued 84,555 shares of our common stock and two year term warrants with exercise prices of $0.60 per share to purchase 281,250 shares of our common stock to Kay and its designees in exchange for investment banking services it performed on our Company’s behalf.  Our Company accounted for the stock issued to Kay in fiscal 2010 as a cost of the financing completed in that period.  We recognized a noncash expense in connection with the services performed on our behalf totaling $131,432 during the three months ended December 31, 2009.

On April 28, 2010, we entered into a series of agreements with Maxim to act as a non-exclusive placement agent for the sale of equity securities of our Company.  Under the terms of the agreements to date with Maxim, they received a cash payment equaling 10% of the proceeds raised from investors introduced to the Company by Maxim and warrants to purchase up to between ten and twenty percent of the shares of our common stock placed by Maxim at terms similar to those sold to the investors introduced by Maxim.

On August 24, 2009, we entered into a non-exclusive agreement with ESP to assist our Company in connection with fund raising activities.  Under the agreement (as subsequently revised), we issued ESP 50,000 shares of our Company’s restricted common stock and paid them or their designees: 1) up to 8% (as amended) of the cash raised by ESP or its associates on our Company’s behalf; and 2) a five year warrant to purchase up to one share of common stock for each 25 shares sold at the exercise price of $0.60 per share.  From inception of the agreement through June 30, 2011, ESP and its designees earned cash totaling $164,400, 50,000 shares of our common stock and warrants to purchase up to 1,343,000 shares (also included in totals previously described above) of our common stock under the agreement.

On May 8, 2009, we entered into an agreement with an individual (the “Advisor”) to provide strategic advisory services to our Company through May 2011.  During the three and nine months ended June 30, 2011, the Advisor was issued 28,000 and 112,000 shares of common stock, respectively (42,000 and 108,000, respectively in fiscal 2010), and warrants to purchase up to 28,000 and 112,000 shares, respectively (42,000 and 108,000, respectively in fiscal 2010), of our common stock (in addition to consideration received during the three months ended June 30, 2009 of 150,000 common shares and warrants to purchase 100,000 shares of common stock).  The Advisor was also granted an additional warrant to purchase up to 100,000 shares of our common stock during the three and nine months ended June 30, 2011.  Noncash charges to operations during the three and nine months ended June 30, 2011 in connection with our issuance of common shares and warrants to the Advisor totaled $23,800 and $102,600, respectively ($37,380 and $87,640, respectively in fiscal 2010).  In May 2011, we entered into a new agreement with the Advisor for strategic advisory services under which we are obligated to pay $50,000 in monthly installments of $4,000 (after an initial payment of $6,000) through May 2012.

5.

Note Payable

On March 31, 2009, we issued a 12% Senior Note payable for $750,000 originally due December 31, 2009, and 400,000 shares of our Company’s restricted common stock.  The Note was neither convertible nor secured and carried certain operating and other covenants as well as prescribing certain events of default.  Our Company subsequently extended the maturity date of the Note three times and tendered 225,000 additional shares of its common stock to the holder.  In November 2010, we tendered $358,288 to the holder in order to pay in full the remaining principal and accrued interest due and retired the Note.  We recognized interest expense (including the amortization of prepaid interest from the cost related to the prior issuance of shares of our common stock) in connection with the Note totaling $27,790 for the three months ended December 31, 2010 and $74,150 and $273,803 the three and nine months ended June 30, 2010, respectively.

As noted above, we entered into a convertible note agreement with Mr. Blech in August 2010 that was converted into 2,500,000 shares of our common stock (with the issuance of warrants to purchase 1,312,500 additional shares of our common stock) in November 2010.  Interest recognized during the three months ended December 31, 2010 in connection with the convertible note totaled $105,589 and included contractually required interest through February 13, 2011 and the accretion of the discount on the note (related to warrants issued at the time of the note’s inception).

BillMyParents, Inc. (formerly known as Socialwise, Inc.)

Notes to Condensed Consolidated Financial Statements (unaudited)

6.

Stockholders’ equity

Stock options

Our Company maintains the IdeaEdge, Inc. 2007 Equity Incentive Plan (the “Plan”) which provides for the granting of stock-based awards including: incentive stock options, non-statutory stock options, stock bonuses and rights to acquire restricted stock.  The total number of shares of common stock that may be issued pursuant to stock awards under the Plan (as subsequently amended by our Board of Directors and subject to future approval by our shareholders) shall not exceed (in the aggregate) 5,000,000 shares of common stock of our Company.  During the nine months ended June 30, 2011, we issued options to purchase up to 150,000 shares of our Company’s common stock.  During the nine months ended June 30, 2010, we issued 400,000 nonqualified stock options to four employees with five year terms, two year vesting and exercise prices of $0.49 per share.  Through June 30, 2011, we have outstanding a total of 4,165,000 (net of cancellations totaling 130,000) incentive and nonqualified stock options granted under the Plan, all of which we have estimated (in our calculations of their valuation) will eventually vest.  All of the options have terms of five years with expiration dates ranging from October 16, 2012 to March 24, 2016.

Warrants

Our Company issued 1,088,000 and 10,072,000 warrants to advisors and consultants during the three and nine months ended June 30, 2011, respectively (937,000 and 5,660,286 for the three and nine months ended June 30, 2010, respectively).  Through June 30, 2011, we have issued warrants to purchase a total of 18,156,103 shares of common stock to advisors, consultants and in connection with the purchase of intellectual property.  Warrants to purchase 50,000 shares were previously exercised, warrants to purchase 884,494 shares of common stock have expired and warrants to purchase 250,000 shares of common stock have been cancelled.  Warrants to purchase up to 16,971,609 shares of common stock remain outstanding at June 30, 2011, 9,528,271 of which have vested.  The warrants have remaining terms ranging from one to fifty-eight months as of June 30, 2011 and exercise prices ranging from $0.40 to $2.40 per share.

Through June 30, 2011, we have also issued warrants to purchase up to 39,191,216 shares of our common stock to investors (and as compensation to third parties in connection with investments) related to the sale of our common stock, 38,517,747 of which remain outstanding net of exercises, cancellations and expirations (all of which are fully vested).

BillMyParents, Inc. (formerly known as Socialwise, Inc.)

Notes to Condensed Consolidated Financial Statements (unaudited)

The numbers and exercise prices of all options and warrants outstanding at June 30, 2011 are as follows:

Options and Warrants Outstanding	Weighted Average Exercise Price	Shares Vested	Expiration Fiscal Period
298,196	$ 1.31	298,196	4th Qtr, 2011
2,580,036	0.60	2,580,036	1st Qtr, 2012
2,181,250	0.58	2,181,250	2nd Qtr, 2012
1,110,313	0.59	1,110,313	3rd Qtr, 2012
1,207,244	0.60	1,207,244	4th Qtr, 2012
1,477,000	0.88	1,477,000	1st Qtr, 2013
500,000	0.55	500,000	2nd Qtr, 2013
2,155,000	0.72	2,155,000	3rd Qtr, 2013
-	-	-	4th Qtr, 2013
2,471,213	0.43	2,471,213	1st Qtr, 2014
1,616,667	0.47	600,007	2nd Qtr, 2014
910,000	0.64	850,000	3rd Qtr, 2014
900,000	0.51	900,000	4th Qtr, 2014
1,476,600	0.51	1,398,474	1st Qtr, 2015
1,171,500	0.52	1,171,500	2nd Qtr, 2015
159,000	0.67	159,000	3rd Qtr, 2015
1,358,777	0.46	1,358,777	4th Qtr, 2015
10,461,560	0.54	10,461,560	1st Qtr, 2016
13,242,000	0.48	6,750,322	2nd Qtr, 2016
14,378,000	0.43	14,378,000	3nd Qtr, 2016
59,654,356		52,007,892

Stock-based compensation

During the three and nine months ended June 30, 2011, we recognized stock-based compensation expense totaling $581,703 and $1,482,197, respectively, ($735,665 and $2,281,627 for the three and nine months ended June 30, 2010) in connection with the issuance of stock options and warrants issued to employees, advisors and consultants (not including expenses for warrants issued in exchange for investor relations services totaling $90,000 during the nine months ended June 30, 2010, nor for shares of stock issued directly for services).  For purposes of accounting for stock-based compensation, the fair value of each warrant award is estimated on the date of grant (or performance of the contracted services as appropriate) using the Black-Scholes-Merton option pricing formula. The following weighted average assumptions were utilized for the calculations of newly issued options and warrants during the three months ended June 30, 2011: expected life (in years) – 2.04 years; weighted average volatility – 182.65%; forfeiture rate – 0%; risk-free interest rate – 0.47%; and expected dividend rate – 0%.  At June 30, 2011, the weighted average exercise price of vested options and warrants outstanding (issued in connection with stock-based compensation) is $0.62 per share while the corresponding weighted average remaining contractual period was approximately 32.8 months.  As of June 30, 2011, $3,411,832 of total unrecognized compensation expense related to unvested stock-based compensation is expected to be recognized through February 2014.

7.

Income taxes

We currently estimate our Company’s book net operating loss carryforwards (“NOL”) and deferred tax asset balance total approximately $20,030,000 and $8,070,000, respectively, as of June 30, 2011.  We have recorded a valuation allowance against our entire deferred tax asset balance due to our lack of a history of earnings, the limitations on the use of our NOL as a result of the BillMyParents-CA acquisition and the future expiration of the NOL.  These factors give rise to substantial uncertainty as to whether our net deferred tax assets will be realized.  As a result of these factors, our utilization of the NOL will likely be severely limited and a substantial portion of the NOL may expire unused.

BillMyParents, Inc. (formerly known as Socialwise, Inc.)

Notes to Condensed Consolidated Financial Statements (unaudited)

8.

Agreement with James Collas

On April 26, 2011, we entered into an Agreement and Release with James Collas pursuant to which the parties agreed that effective as of April 26, 2011, (i) Mr. Collas resigned as an officer and director of the Company; (ii) Mr. Collas’ Employment Agreement dated January 31, 2011was terminated and Mr. Collas shall continue his employment with the Company as a non-executive on an “at-will” basis; (iii) the Company paid Mr. Collas $400,000 in satisfaction of all of its obligations under a terminated Employment Agreement; and (iv) Mr. Collas surrendered to the Company 1,000,000 shares of our common stock held by him.

Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated.  The discussion should be read in conjunction with our consolidated financial statements and the notes presented herein.  In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed in this Quarterly Report and our other periodic reports filed with the Securities and Exchange Commission.

Overview and Financial Condition

Discussions with respect to our Company’s operations included herein refer to our operating subsidiary, BillMyParents-CA.  Our Company purchased BillMyParents-CA on October 16, 2007.  We have no other operations than those of BillMyParents-CA.

Results of Operations

Revenues

Our Company had insignificant revenues totaling $16,046 and $22,800 for the three and nine months ended June 30, 2011, respectively ($2,119 and 4,083 for the three and nine months ended June 30, 2010, respectively).  Our revenues in fiscal 2011 resulted from our BMP prepaid cards and the fees charged thereon which were first marketed to significant numbers of consumers beginning in our fiscal quarter ended March 31, 2011 (revenues in fiscal 2010 were those from payment systems for gaming sites, a product offering we have since discontinued).  Revenues are not representative of those we expect to realize in future periods from the current number of card accounts outstanding due to our having waived initiation fees and fees for a significant portion of our outstanding cards.

BMP is targeted at enabling parents and young people to link and communicate in order to guide responsible spending.  BMP has been designed with features that we hope consumers will find compelling.  Going forward we plan to continue to market BMP (both online and in traditional retail settings) to the public as a convenient and safe youth payment system.  While we are optimistic about the prospects for BMP, since this is a new product offering (and we have not recognized significant revenues to date), there can be no assurance about whether or when BMP will turn out to be a successful new focus for us or that it will generate sufficient revenues with adequate margins to fund our operations over future periods.

Cost of Revenues

Our cost of revenues for the three and nine months ending June 30, 2011 totaled $13,935 and $18,768 ($2,119 and $4,083 for the three and nine months ended June 30, 2010).

Gross Margin

Our gross margins for the three and nine months ending June 30, 2011 totaled $2,111 and $4,032 ($855 and negative $232 for the three and nine months ended June 30, 2010).  Due to the low volume of revenues (including as a result of our waiving some fees on new accounts) during the periods included herein, we did not realize the margins in absolute and percentage terms that we forecast for future periods.

Operating Expenses

Selling and marketing expenses for the three and nine months ended June 30, 2011 totaled $3,140,091 and $4,505,282, respectively ($602,986 and $1,865,198 for the three and nine months ended June 30, 2010, respectively).  Included in these expenses for the three and nine months ended June 30, 2011 were: 1) employee compensation and related expenses of $108,140 for both the three and nine months ended June 30, 2011 ($22,330 and $95,617 for the three and nine months ended June 30, 2010); 2) payments to consultants for business development, marketing and merchandising services totaling $972,406 and $1,149,800 respectively ($57,500 and $105,250, respectively, in fiscal 2010); 3) advertising, sales, creative services and public relations expenses of $1,435,239 and $2,184,782, respectively ($61,619 and $101,480, respectively in fiscal 2010); and noncash stock-based compensation expenses totaling $541,759 and $973,716, respectively ($459,622 and $1,555,320, respectively in fiscal 2010).  During the most recently completed quarter, we significantly increased our product advertising, incurred large costs for advertising agencies and related brand awareness campaigns and added a new vice president of marketing.  These moves increased these expenses 4.2 and 1.4 times above the comparable prior year periods.

Operations, general and administrative expenses for the three and nine months ended June 30, 2011 totaled $1,078,686 and $3,704,976, respectively ($1,066,071 and $2,864,534 for the three and nine months ended June 30, 2010).  Included in these expenses for the three and nine months ended June 30, 2011 were: 1) operations expenses in connection with building and maintaining our IT platforms totaling $323,821 and $718,793, respectively ($148,191and $429,770, respectively in fiscal 2010); 2) employee compensation and related charges of $395,423 and $1,067,125, respectively ($263,323 and $787,541, respectively in fiscal 2010);  3) noncash stock-based compensation of $39,945 and $508,481, respectively ($276,042 and $726,308, respectively in fiscal 2010); 4) cash and noncash charges in connection with the payment of cash and the grant of common stock in connection with investor relations services totaling $97,160 and $930,479, respectively ($296,800 and $697,032, respectively in fiscal 2010); 5) legal fees of $9,025 and $24,446, respectively ($963 and $19,638, respectively in fiscal 2010); 6) accounting and auditing charges of $5,650 and $62,011, respectively ($5,477 and $39,855, respectively in fiscal 2010); 7) insurance of $13,248 and $39,413, respectively ($9,836 and $33,367, respectively in fiscal 2010); and 8) facility related expenses of $8,424 and $24,964, respectively ($8,343 and $24,808, respectively in fiscal 2010).

Operating expenses for the three and nine months ended June 30, 2011 totaled $4,218,777 and $8,210,258, respectively ($1,669,057 and $4,729,732, respectively in fiscal 2010), an increase of $2,549,720 and $3,480,526, respectively or 152.8% and 73.6%, respectively over the previous year’s total.  The various components of the comparative operating expense figures are shown above.

Other Income and Expense

Interest income for the three and nine months ended June 30, 2011 were $3,568 and $8,245, respectively ($180 and $949, respectively for fiscal 2010).  The increased interest income resulted from cash balances on hand invested in low yielding money market accounts.

We incurred no interest expense for the three months ended June 30, 2011 ($74,150 for the three months ended June 30, 2010) as all of our interest bearing debt was retired or converted prior to January 1, 2011.  For the nine months ended June 30, 2011, interest expense totaled $133,379 ($273,803 for the nine months ended June 30, 2010).  Interest expense resulted from the amortization and accretion of financing costs and discount (resulting from stock and warrants issued with debt) in connection with our note payable outstanding during the relevant periods.  Interest expense during the nine months ended June 30, 2011 was $27,790 from Gemini (repaid in November 2010) and $105,589 from the convertible note payable (converted in November 2010) to Isaac Blech (a member of our Company’s Board of Directors beginning in March 2011).  Given the lack of material interest bearing debt outstanding going forward, we expect future interest expense to be insignificant.

We recognized a loss and a gain from the change in the fair value of derivative liabilities of $56,697 and $212,904 for the three and nine months ended June 30, 2011, respectively (no equivalent amount during the prior comparable periods).  This loss and gain resulted from a reduction in the value of derivative liabilities outstanding during fiscal 2011 and was mainly a function of the increase and reduction in the price of our closing stock price during the most recent quarter and year to date, respectively.  It represented no degradation or improvement in our financial position with respect to liabilities to be settled in the future with cash.

Net Loss and Net Loss per Share

For the three and nine months ended June 30, 2011, our net loss totaled $4,269,795 and $8,118,456, respectively ($1,742,172 and $5,002,818, respectively in fiscal 2010).  Our basic and diluted net loss per share of $0.06 and $0.12 for the three and nine months ended June 30, 2011, respectively, ($0.04 and $0.11, respectively in fiscal 2010) did not include the effects of anti-dilutive common stock equivalents during both of the periods represented.

Liquidity and Capital Resources

We have primarily financed our operations to date through the sale of unregistered equity and with the issuance of notes payable (all of which were repaid or converted as of November 30, 2010).  At June 30, 2011, our total assets were $4,669,518, with working capital totaling $2,374,573.  Total liabilities were $2,288,738 (all of which were current but which also include derivative liabilities not to be settled in cash totaling $924,645 – liabilities to be settled in cash totaled $426,654) and our stockholders’ equity totaled $2,380,780.  Our financial position was strengthened during the last quarter from the conversion by the holder of the convertible note payable outstanding at September 30, 2010 into shares and warrants to purchase shares of our common stock.  Our cash and cash equivalents balance at June 30, 2011 totaled $4,542,329.  The change in our financial position from the previous amounts reported at

September 30, 2010 resulted from the sale of unregistered common stock and warrants to purchase common stock that resulted in additional net cash proceeds totaling $9,342,418, offset by negative cash flows from operating activities totaling $4,777,730 and repayments of the note payable totaling $352,720 during the same period.

Our total liabilities at June 30, 2010 included $65,072 in salary deferrals from our employees.  Also included in current liabilities were amounts recognized in connection with newly issued accounting standards covering derivative liabilities totaling $981,342.  These liabilities arose primarily as a result of anti-dilution provisions attached to certain of our warrants outstanding that necessitate the reclassification of their fair values from stockholders’ equity to derivative liabilities.  These liabilities do not represent a future claim on our Company’s cash flows as they are not required to be settled in cash by our Company.  Any future settlement of these securities could result in either their conversion to our Company’s common stock or the receipt of cash by our Company of the cash proceeds of their exercise (assuming the exercise is not effected on a cashless basis allowed by some of the outstanding warrants accounted for as derivatives).

Plan of Operations

We will be dependent upon future positive gross margin from revenues in order to achieve long-term financial viability.  While we are encouraged by the limited positive results achieved to date in adding accounts to our BMP platform, it will be necessary for us in the future to generate significantly higher volumes than those generated to date.

We do not expect to purchase any significant property or equipment, or to have more than minor changes in the number of our employees for the next twelve months.  We expect however to continue to incur substantial costs in improving, maintaining and marketing BMP over the rest of fiscal 2011.

Going Concern

Our independent registered public accounting firm included in its report on our financial statements as of and for the year ended September 30, 2010 that there existed a substantial uncertainty about our ability to continue as a going concern significantly past the end of our current fiscal year in September 30, 2011.  We believe that our financings subsequent to September 30, 2010 will be adequate to fund operations beyond September 30, 2011, however there can no guarantee that the funds will be sufficient.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements which are prepared in accordance with accounting principles that are generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, related disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  We continually evaluate our estimates and judgments and we base our estimates and judgments on historical experience and other factors that we believe to be reasonable under the circumstances.  Materially different results can occur as circumstances change and additional information becomes known.

Item 3—Quantitative and Qualitative Disclosures about Market Risk

Intentionally omitted pursuant to Item 305(e) of Regulation S-K.

Item 4 – Controls and Procedures

Disclosure Controls and Procedures

We maintain disclosure controls and procedures and internal controls that are designed to provide reasonable assurance that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures and internal controls, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable, and not absolute, assurance of achieving the desired control objectives. In reaching a reasonable level of assurance, management necessarily was required to apply its judgment in evaluating the cost benefit relationship of possible controls and procedures and internal controls.  Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives.

As required by the Securities and Exchange Commission Rule 13a-15(e) and Rule 15d-15(e), we carried out an evaluation, under the supervision of and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. Based on the foregoing, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective at the reasonable assurance level.

Changes in Internal Controls over Financial Reporting

There have not been any changes in our internal controls over financial reporting during the fiscal quarter ended June 30, 2011 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

Part II

Item 1 – Legal Proceedings

From time to time and in the course of business, we may become involved in various legal proceedings seeking monetary damages and other relief.  The amount of the ultimate liability, if any, from such claims cannot be determined. However, in the opinion of our management, there are no legal claims currently pending or threatened against us that would be likely to have a material adverse effect on our financial position, results of operations or cash flows.

Item 1A – Risk Factors

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this herein before making an investment decision.  If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a very limited operating history overall and have only recently embarked on our current corporate focus of providing online payment solutions.  We completed our acquisition of BillMyParents-CA on October 16, 2007.  BillMyParents-CA was formed in April 2007 to pursue opportunities in the gift card industry.  We have since refocused our efforts on facilitating commerce for young consumers.  We do not currently have significant operating revenues and have a very limited operating history.  We do not have any historical financial data upon which to base planned operations. Because we have no operating history, our historical financial information is not a reliable indicator of future performance. Therefore, it is difficult to evaluate the business and prospects of our Company.  Furthermore, we only recently embarked on a revised business focus centered on BMP.  We have no experience as to whether BMP will be popular programs with consumers.  Failure to correctly evaluate our Company’s prospects could result in an investor’s loss of a significant portion or all of his investment in our Company.

Our failure to obtain additional adequate financing would materially and adversely affect our business. We do not currently have sufficient revenues and gross margin to cover our operating expenses and have never been profitable. We cannot be certain that our Company will ever generate sufficient revenues and gross margin to achieve profitability in the future.  Our failure to significantly increase revenues or to raise additional adequate and necessary financing would seriously harm our business and operating results.  We have incurred significant costs in building, launching and marketing BMP.  If we fail to achieve sufficient revenues and gross margin with BMP, or our revenues grow more slowly than anticipated, or if our operating or capital expenses increase more than is expected or cannot be reduced in the event of lower revenues, our business will be materially and adversely affected and an investor could suffer the loss of a significant portion or all of his investment in our Company.

We face competition from other online payment systems.  We will face competition from other companies with similar product offerings.  Many of these companies have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than us.  Many of these companies also have more extensive customer bases, broader customer relationships and broader industry alliances than us, including relationships with many of our potential customers. Increased competition from any of these sources could result in our failure to achieve and maintain an adequate level of customers and market share to support the cost of our operations.

We have limited resources to develop our product offerings.  We face a challenging capital market at the same time that our Company has required funding for the development and marketing of our product offerings.  This has caused and will likely continue to cause us to restrict funding of the development of our products and to favor the development of one product offering over the other based on their relative estimated potentials for commercial success as evaluated by our management.  Our current focus is on BMP.  The failure of BMP to be commercially successful would substantially harm our business and results of operations.  Furthermore, in the future we may determine that it is in the best interest of our Company to severely curtail, license, jointly develop with a third party or sell one of our product offerings, which may be on terms which limit the revenue potential of the product offering to the Company.

We rely on third-party suppliers and distributors that are specific to our business and distribution channels such as processors, programmers, social networks and security advisors.  We will be dependent on other companies to provide necessary products and services in connection with key elements of our business.  Any interruption in our ability to obtain these services, or comparable quality replacements would severely harm our business and results of operations.  Our current business model includes our plan to incorporate BMP within existing social networks.  We will be dependent on these social networks to allow our product offerings to run within their proprietary Internet websites.  Permission for our applications to run on social networks is revocable at any time at the discretion of the social networks. Should any of these adverse contingencies result, they could substantially harm our business and results of operations and an investor could suffer the loss of a significant portion or all of his investment in our Company.

Our ability to protect our intellectual property and proprietary technology surrounding BMP is uncertain. Our future success may depend significantly on our ability to protect our proprietary rights to the intellectual property upon which our products and services will be based.  Our pending U.S. patent application, which includes claims to material aspects of our products and services that are not currently protected by issued patents, may not be issued as patents in a form that will be advantageous to us. Any patents we obtain in the future may be challenged by re-examination or otherwise invalidated or eventually be found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Competitors may attempt to challenge or invalidate our patents, or may be able to design alternative techniques or devices that avoid infringement of our patents, or develop products with functionalities that are comparable to ours. In the event a competitor infringes upon our patent or other intellectual property rights, litigation to enforce our intellectual property rights or to defend our patents against challenge, even if successful, could be expensive and time consuming and could require significant time and attention from our management. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against challenges from others.

We are dependent upon consumer tastes with respect to preferred methods of online payment for the success of our products and services. Our product offerings’ acceptance by consumers and their consequent generation of revenues will depend upon a variety of unpredictable factors, including:

•

Public taste, which is always subject to change;

•

The quantity and popularity of other payment systems available to the public;

•

The continued use and popularity of social networking sites; and

•

The fact that the distribution and sales methods chosen for the products and services we market may be ineffective.

For any of these reasons, our programs may be commercially unsuccessful.  If we are unable to market products which are commercially successful, we may not be able to recoup our expenses and/or generate sufficient revenues. In the event that we are unable to generate sufficient revenues, we may not be able to continue operating as a viable business and an investor could suffer the loss of a significant portion or all of his investment in our Company.

Our Company is economically sensitive to general economic conditions, including continued weakening of the economy; therefore a reduction in consumer purchases of discretionary items could consequently materially impact our Company’s future revenues from BMP for the worse.   Consumer purchases are subject to cyclical variations, recessions in the general economy and the future economic outlook. Our results may be dependent on a number of factors impacting consumer spending, including general economic and business conditions; consumer confidence; wages and employment levels; the housing market; consumer debt levels; availability of consumer credit; credit and interest rates; fuel and energy costs; energy shortages; taxes; general political conditions, both domestic and abroad; and the level of customer traffic on social networking websites. Consumer purchases of discretionary items may decline during recessionary periods and at other times when disposable income is lower. A downturn or an uncertain outlook in the economy may materially adversely affect our business and the success of BMP.

Financial Risks

Our financial statements have been prepared assuming that the Company will continue as a going concern. The factors described herein raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. The report of our independent registered public accounting firm included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in their audit report for the fiscal years ended September 30, 2010 and 2009.   If we cannot generate the required revenues and gross margin to achieve profitability or obtain additional capital on acceptable terms, we will need to substantially revise our business plan or cease operations and an investor could suffer the loss of a significant portion or all of his investment in our Company.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends and, consequently, the only opportunity for investors to achieve a return on their investment is if a trading market develops and investors are able to sell their shares for a profit or if our business is sold at a price that enables investors to recognize a profit. We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends for the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, we cannot assure investors any return on their investment, other than in connection with a sale of their shares or a sale of our business. At the present time there is a limited trading market for our shares. Therefore, holders of our securities may be unable to sell them. We cannot assure investors that an active trading market will develop or that any third party will offer to purchase our business on acceptable terms and at a price that would enable our investors to recognize a profit.

Newly effective accounting rules will continue to cause an unfavorable change to the accounting for our financial position.  Beginning with our fiscal year ended September 30, 2010, we were required to account for certain of our issued warrants as derivative liabilities.  This accounting was occasioned due to the anti-dilution provisions of the securities which would reduce their future exercise or conversion price in the event our Company in the future either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise or conversion price (such an actual reduction of certain of our warrants outstanding and their strike price occurred in October 2009 and August 2010).  In the future, our preferred stock and certain of our warrants outstanding will be marked to market at each future reporting period until such time (if ever) that they are converted, cancelled, expire or are exercised for shares of our common stock.  Additionally, since not all of our outstanding securities have these anti-dilution provisions, holders of such securities lacking anti-dilution provisions could be disadvantaged vis-à-vis securities outstanding with such features, in the event of a future issuance by our Company of securities for consideration that trigger the anti-dilution provisions.  An investor could suffer the loss of a portion or the whole value of their securities in the event of a significant adjustment occasioned by such a future issuance of our Company’s securities.

Our net operating loss carry-forward is limited.  We have recorded a valuation allowance amounting to our entire net deferred tax asset balance due to our lack of a history of earnings, possible statutory limitations on the use of tax loss carry-forwards generated in the past and the future expiration of our NOL.  This gives rise to uncertainty as to whether the net deferred tax asset is realizable.  Internal Revenue Code Section 382, and similar California rules, place a limitation on the amount of taxable income that can be offset by carry-forwards after a change in control (generally greater than a 50% change in ownership).  As a result of these provisions, it is likely that given our acquisition of BillMyParents-CA, future utilization of the NOL will be severely limited.  Our inability to use our Company’s historical NOL, or the full amount of the NOL, would limit our ability to offset any future tax liabilities with its NOL.

Corporate and Other Risks

Limitations on director and officer liability and indemnification of our Company’s officers and directors by us may discourage stockholders from bringing suit against an officer or director. Our Company’s articles of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director.

We are responsible for the indemnification of our officers and directors. Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our articles of incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

Our executive officers, directors and insider stockholders beneficially own or control a substantial portion of our outstanding common stock, which may limit your ability and the ability of our other stockholders, whether acting alone or together, to propose or direct the management or overall direction of our Company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of our Company that might otherwise result in an investor receiving a premium over the market price for his shares. A substantial portion of our outstanding shares of common stock is beneficially owned and controlled by a group of insiders, including our directors and executive officers. Accordingly, any of our existing outside principal stockholders together with our directors, executive officers and insider shareholders would have the power to control the election of our directors and the approval of actions for which the approval of our stockholders is required. If you acquire shares of our common stock, you may have no effective voice in the management of our Company.  Such concentrated control of our Company may adversely affect the price of our common stock. Our principal stockholders may be able to control matters requiring approval by our stockholders, including the election of directors, mergers or other business combinations. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require stockholder approval. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

We are dependent for our success on a few key employees. Our inability to retain those employees would impede our business plan and growth strategies, which would have a negative impact on our business and the value of your investment. Our success depends on the skills, experience and performance of key members of our Company.  Each of those individuals may voluntarily terminate his employment with the Company at any time. Were we to lose one or more of these key employees, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We do not maintain a key man insurance policy on any of our key employees.

As we transition from a Company with insignificant revenues to what we hope will be a Company generating substantial revenues, we may not be able to manage our growth effectively, which could adversely affect our operations and financial performance. The ability to manage and operate our business as we execute our growth strategy will require effective planning. Significant rapid growth could strain our internal resources, leading to a lower quality of customer service, reporting problems and delays in meeting important deadlines resulting in loss of market share and other problems that could adversely affect our financial performance. Our efforts to grow could place a significant strain on our personnel, management systems, infrastructure and other resources. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

Capital Market Risks

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares. There is limited market activity in our stock and we are too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. While we are trading on OTC Markets, the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile, thinly traded and the market price of the common stock may not accurately reflect the underlying value of our Company.  The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our revenues and operating expenses, announcements of new products or services by us, significant sales of our common stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.  As long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities. The stock market in general and the market prices for penny stock companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.  Stockholders should be aware that, according to Securities and Exchange Commission (“SEC”) Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include 1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; 2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; 3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; 4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and 5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

We may not be able to attract the attention of major brokerage firms, which could have a material adverse impact on the market value of our common stock. Security analysts of major brokerage firms may not provide coverage of our common stock since there is no incentive to brokerage firms to recommend the purchase of our common stock. The absence of such coverage limits the likelihood that an active market will develop for our common stock. It will also likely make it more difficult to attract new investors at times when we require additional capital.

We may be unable to list our common stock on NASDAQ or on any securities exchange. Although we may apply to list our common stock on NASDAQ or the NYSE Amex in the future, we cannot assure you that we will be able to meet the initial listing standards, including the minimum per share price and minimum capitalization requirements, or that we will be able to maintain a listing of our common stock on either of those or any other trading venue. Until such time as we qualify for listing on NASDAQ, the NYSE Amex or another trading venue, our common stock will continue to trade on OTC Markets or another over-the-counter quotation system, or on the ‘‘pink sheets,’’ where an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, rules promulgated by the SEC impose various practice requirements on broker-dealers who sell securities that fail to meet certain criteria set forth in those rules to persons other than established customers and accredited investors.  Consequently, these rules may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. It would also make it more difficult for us to raise additional capital.

Future sales of our equity securities could put downward selling pressure on our securities, and adversely affect the stock price.  There is a risk that this downward pressure may make it impossible for an investor to sell his or her securities at any reasonable price, if at all. Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our securities, and adversely affect the market price of our common stock.

Item 2 – Sales of Unregistered Securities and Use of Proceeds

None.

Item 3 – Defaults upon Senior Securities

Not applicable.

Item 4 – (Removed and Reserved)

Not applicable.

Item 5 – Other Information

On May 25, 2011, our corporate name was changed to BillMyParents, Inc. from our former name Socialwise, Inc.  In connection with the name change, effective June 13, 2011 our new ticker symbol became BMPI.OB.

On August 5, 2011, we entered into a new investor relations agreement with SPN that will result in SPN receiving a minimum of 1,000,000 shares of our common stock through August 4, 2012, such amounts vested and to be vested as follows: 1) 500,000 shares at execution of the agreement; 2) 41,674 shares on the one month’s anniversary of the agreement’s execution; and 3) 41,674 shares on the second through twelfth months’ anniversary of the agreement’s execution.  The summary of the investor relations agreement and related consideration described herein is qualified in its entirety by reference to the related document, a copy of which is filed as an exhibit to this quarterly report.

On August 4, 2011, we granted five-year warrants to purchase up to 1,000,000 shares of our common stock to each of three members of our Company’s Board of Directors (Mark Sandson, Cary Sucoff and Isaac Blech).  The warrants vest monthly over three years with accelerated vesting in the event of certain occurrences, including the acquisition of our Company (as defined).  The warrants have a strike price of $0.42 per share (including a cashless exercise option).

On August 4, 2011, we also granted five-year options to purchase up to 3,600,000, 1,800,000 and 1,500,000 shares of our common stock to three of our Company’s executives, including our Chief Financial Officer, Jonathan Shultz (options to purchase up to 1,800,000 shares).  The options vest monthly over three years with accelerated vesting in the event of certain occurrences, including the acquisition of our Company (as defined).  The warrants have a strike price of $0.42 per share (including a cashless exercise option).

Item 6 – Exhibits

See Exhibit Index immediately following signatures.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BillMyParents, Inc., a Colorado corporation

By: /s/ MARK SANDSON

       Mark Sandson, Chief Executive Officer

August 8, 2011

By: /s/ JONATHAN SHULTZ

       Jonathan Shultz, Chief Executive Officer

August 8, 2011

Exhibit Index

Exhibit No.	Description
10.48*	Form of Warrant Agreement with named members of Company’s Board of Directors dated August 4, 2011
10.49*	Stock Option Agreement with Jonathan Shultz dated August 4, 2011
10.50*	Investor Relations Agreement with SPN Investments, Inc. dated August 5, 2011
31.1*	Certification pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act, as amended, by Chief Executive Officer
31.2*	Certification pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act, as amended, by Chief Financial Officer
32.1*	Certification pursuant to 18 U.S.C. §1350 by Chief Executive Officer
32.2*	Certification pursuant to 18 U.S.C. §1350 by Chief Financial Officer
*	Filed as an exhibit to this report